Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Wednesday, January 11, 2012
FOR IMMEDIATE RELEASE

Washington Federal Quarterly Earnings Increase by 36% to $33.4 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL) today announced earnings of $33,418,000, or $.31 per diluted share, for the quarter ended December 31, 2011, compared to $24,530,000, or $.22 per diluted share, for the same period one year ago. Net income increased by 36% and earnings per share improved by 41%, driven primarily by lower credit costs. Credit related expenses, which include the provision for loan losses and charges related to real estate owned (“REO”), were $21,779,000 for the quarter ended December 31, 2011, a decrease of $14,774,000, or 40%, from the same quarter one year ago.

Chairman, President and CEO Roy M. Whitehead commented, “We are very pleased to report the sixth consecutive quarter of improved earnings. Loan losses continued to decline, demand for foreclosed real estate increased noticeably, and improved economic conditions in virtually all of our markets were reported. Loan demand and revenue growth remain elusive, but it's a very good start to our new fiscal year.”

During the quarter the Company closed two separate acquisitions. On October 14th, $254 million in deposits and six branch locations in New Mexico were acquired from the former Charter Bank. Two of the acquired branches are in Santa Fe and four are located in Albuquerque. On December 16th, the Company entered into a transaction with the FDIC to acquire substantially all of the assets and liabilities of the former Western National Bank (“WNB”), headquartered in Phoenix, Arizona. WNB had gross loans of $143 million, along with $135 million in deposits and three branch locations. The Agreement with the FDIC, which does not include a loss sharing provision, provided the Company with a discount on assets of $53 million and no deposit premium. Final purchase accounting adjustments will be made in the coming quarter, but at this time the Company does not anticipate recording a significant upfront gain or goodwill asset as a result of this transaction. Loans that were classified as non-performing loans by WNB are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value. Management believes that the new book value reflects an amount that will ultimately be collected. Due to the Company's existing presence in the Phoenix market, it is anticipated that two of the WNB branch locations will be consolidated into nearby Washington Federal branches.

During the quarter the Company's loan portfolio decreased by $126 million or 2% as mortgage loans refinanced elsewhere at historically low interest rates. Investment securities increased by $288 million or 9% as management invested the proceeds from the two acquisitions closed during the quarter. As of December 31, 2011, the investment portfolio had an unrealized gain of $136 million, a slight decrease from the $139 million at September 30, 2011. Deposits increased by $210 million or 2% as a result of the two acquisitions.

Cash and cash equivalents were $910 million at December 31, 2011, an increase of $94 million from the prior quarter. The ratio of tangible common equity to tangible assets decreased slightly during the quarter to 12.35% from 12.52%. During the quarter the Company repurchased 1,550,000 shares at a weighted average price of $13.11. Under its existing authorization, the Company can repurchase an additional 7,533,514 shares.

Net interest margin contracted slightly to 3.27% from 3.36% on a linked quarter basis. The benefit from decreasing interest expense on deposits was more than offset by the reduced yield on assets as a result of repayments and reinvestment at lower yields.

The Company's efficiency ratio of 31.7% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .98%, while return on equity amounted to 7.0%, both of these measures are substantial improvements over the prior year.

Non-performing assets amounted to $344 million, or 2.52% of total assets, at quarter-end. This represents an improvement of $99 million or 22% from December 31, 2010, and a $26 million improvement from September 30, 2011. Non-performing loans totaled $186 million on December 31, 2011, which is a 62% decline from the peak of $492 million on June 30, 2009. Net loan charge-offs decreased from $30 million in the quarter ended December 31, 2010 to $14 million in the current quarter, a $16 million or 53%

decrease.

Overall delinquencies declined to 3.13% in the current quarter from 3.43% at September 30, 2011; the delinquency rate on single-family residential mortgages, the largest portion of the loan portfolio, decreased from 3.25% to 3.17%. The total allowance for loan losses, including specific reserves accounted for under ASC 310-10, amounted to $155 million, or 1.88% of total gross loans. As of quarter end the general allowance for loan losses totaled $115 million or 1.44% of loans subject to the general allowance. One year ago, the general allowance for loan losses totaled $101 million or 1.25% of loans. This increase in the general reserve was deemed necessary due to the elevated level of delinquency in the single family portfolio, continued high unemployment rates and weakness in the housing market. The total allowance decreased by $2.6 million, on a linked quarter basis due to improving credit metrics in the portfolio as described in the preceding paragraphs.

On January 13, 2012, Washington Federal will pay a cash dividend of $.08 per share to common stockholders of record on December 30, 2011. This will be the Company's 116th consecutive quarterly cash dividend and represents a 33% increase in the cash dividend of $.06 paid to stockholders in the preceding four quarters.

The Company's Annual Meeting of Stockholders will be held at 2:00 p.m. on January 18, 2012, at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington.

Washington Federal, with headquarters in Seattle, Washington, has 166 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial information contained in this release should be considered to be an estimate until the

Company files its first fiscal quarter Form 10-Q for 2012 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management on troubled assets between the date of this release and the filing of the Form 10-Q to be reflected in the results of this quarter, even though the new information was received by management subsequent to the date of this release.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

# # #

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2011	September 30, 2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$909,911	$816,002
Available-for-sale securities	3,548,076	3,255,144
Held-to-maturity securities	42,226	47,036
Loans receivable, net	7,810,075	7,935,877
Covered loans, net	347,469	382,183
Interest receivable	53,974	52,332
Premises and equipment, net	174,026	166,593
Real estate held for sale	157,882	159,829
Covered real estate held for sale	48,534	56,383
FDIC indemnification asset	92,103	101,634
FHLB stock	153,333	151,755
Intangible assets, net	256,952	256,271
Other assets	55,155	59,710
	$13,649,716	$13,440,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,850,217	$2,662,188
Time deposit accounts	6,025,458	6,003,715
	8,875,675	8,665,903
FHLB advances	1,960,868	1,962,066
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	15,142	39,548
Federal and State income taxes	19,423	1,535
Accrued expenses and other liabilities	68,221	65,164
	11,739,329	11,534,216
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,887,559 and 129,853,534 shares issued; 107,460,435 and 108,976,410 shares outstanding	129,888	129,854
Paid-in capital	1,583,666	1,582,843
Accumulated other comprehensive income, net of taxes	84,196	85,789
Treasury stock, at cost; 22,427,124 and 20,877,124 shares	(288,976)	(268,665)
Retained earnings	401,613	376,712
	1,910,387	1,906,533
	$13,649,716	$13,440,749

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$17.78	$17.49
Tangible common stockholders' equity per share	15.39	15.14
Stockholders' equity to total assets	14.00%	14.18%
Tangible common stockholders' equity to tangible assets	12.35	12.52
Weighted average rates at period end
Loans and mortgage-backed securities	5.32%	5.43%
Combined loans, mortgage-backed securities and investment securities	4.85	4.97
Customer accounts	1.03	1.14
Borrowings	4.04	4.04
Combined cost of customer accounts and borrowings	1.74	1.84
Interest rate spread	3.11	3.13

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended December 31,
	2011	2010
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$127,480	$137,916
Mortgage-backed securities	26,296	23,694
Investment securities and cash equivalents	2,151	3,980
	155,927	165,590
INTEREST EXPENSE
Customer accounts	23,949	32,734
FHLB advances and other borrowings	28,263	28,122
	52,212	60,856
Net interest income	103,715	104,734
Provision for loan losses	11,209	26,000
Net interest income after provision for loan losses	92,506	78,734
OTHER INCOME
Other	4,645	4,426
	4,645	4,426
OTHER EXPENSE
Compensation and benefits	18,675	17,723
Occupancy	3,931	3,515
FDIC insurance premiums	4,193	5,099
Other	7,565	7,942
	34,364	34,279
Loss on real estate acquired through foreclosure, net	(10,570)	(10,553)
Income before income taxes	52,217	38,328
Income tax provision	18,799	13,798
NET INCOME	$33,418	$24,530

PER SHARE DATA
Basic earnings	$0.31	$0.22
Diluted earnings	0.31	0.22
Cash dividends per share	0.08	0.06
Basic weighted average number of shares outstanding	107,845,011	112,499,175
Diluted weighted average number of shares outstanding, including dilutive stock options	107,894,572	112,502,134

PERFORMANCE RATIOS
Return on average assets	0.98%	0.73%
Return on average common equity	7.02	5.30